     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 2000,
                                                          REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              DEMANDSTAR.COM, INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                 FLORIDA                                  59-3590973
     -------------------------------                ----------------------
     (STATE OR OTHER JURISDICTION OF                    (IRS EMPLOYER
      INCORPORATION OR ORGANIZATION)                IDENTIFICATION NUMBER)


                          1551 SANDSPUR ROAD, SUITE B
                            MAITLAND, FLORIDA 32751
                    ----------------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


         DEMANDSTAR.COM, INC. 1999 EMPLOYEE INCENTIVE COMPENSATION PLAN
                           -------------------------
                           (FULL TITLE OF THE PLANS)


                                  O. F. RAMOS
                            CHIEF EXECUTIVE OFFICER
                              DEMANDSTAR.COM, INC.
                          1551 SANDSPUR ROAD, SUITE B
                            MAITLAND, FLORIDA 32751
                    ---------------------------------------
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)


                                 (407) 975-0000
         -------------------------------------------------------------
         (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                    COPY TO:
                             SANDRA C. GORDON, ESQ.
                            GREENBERG TRAURIG, P.A.,
          111 NORTH ORANGE AVENUE, 20TH FLOOR, ORLANDO, FLORIDA 32801
                                 (407) 420-1000

                           --------------------------


                                             CALCULATION OF REGISTRATION FEE
----------------------- --------------- -------------------------- -------------------------  -------------------------
 Title of Securities     Amount to be       Proposed Maximum           Proposed Maximum       Amount of Registration
   to be Registered     Registered(1)    Offering Price Per Unit   Aggregate Offering Price           Fee(2)
----------------------- ---------------  ------------------------- -------------------------  -------------------------

    Common Stock,         2,270,000             $1.00(3)                  $2,270,000                 $  599.28(3)
   $.0001 par value
----------------------- ---------------  ------------------------- -------------------------  -------------------------
    Common Stock,         1,730,000             $1.22(4)                  $2,110,600                 $  557.20(4)
   $.0001 par value
----------------------- ---------------  ------------------------- -------------------------  -------------------------
        Total             4,000,000                                                                  $1,156.48
----------------------- ---------------  ------------------------- -------------------------  -------------------------

(1) The number of shares of common stock, par value $.0001 per share (the "Common Stock"), stated above consists of the aggregate number of shares which may be sold upon the exercise of options granted or which hereafter may be granted under DemandStar.com, Inc.'s 1999 Employee Incentive Compensation Plan (the "Plan"), which includes 1,600,000 shares for resale upon the exercise of options granted under the Plan to certain officers and directors. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), DemandStar.com, Inc. is also registering such indeterminable number of shares of Common Stock that may be issuable upon the exercise of stock options by reason of stock splits, stock dividends or similar transactions.

(2) Calculated by multiplying the aggregate offering amount by .000264, pursuant to Section 6(b) of the Securities Act.

(3) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of an option exercise price of $1.00 per share for outstanding options to purchase a total of 2,270,000 shares.

(4) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $1.22 per share (the average of the bid and the ask of the Common Stock as reported on the OTC Electronic Bulletin Board on May 23, 2000, a date within five business days prior to the date of this registration statement) for the 1,730,000 additional shares reserved for issuance under the 1999 Employee Incentive Compensation Plan.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         This Registration Statement includes two forms of Prospectus. The documents constituting the prospectus under Part I of this Registration Statement (the "Plan Prospectus") will be sent or given to participants in the 1999 Employee Incentive Compensation Plan (the "Plan") as specified by Rule 428(b)(1) under the Securities Act. The second prospectus (the "Resale Prospectus") may be used in connection with reoffers and resales of shares of the Common Stock of DemandStar.com, Inc. (the "Company") entitled to be acquired pursuant to the Plan prior to the date of this Registration Statement. The Plan Prospectus has been omitted from this Registration Statement as permitted by Part I of Form S-8. The Resale Prospectus is filed as part of this Registration Statement as required by Form S-8.

         Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in both the Plan Prospectus and the Resale Prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the Company, 1551 Sandspur Road, Suite B, Maitland, Florida 32751.

                               RESALE PROSPECTUS

                              DEMANDSTAR.COM, INC.

                         1,600,000 SHARES COMMON STOCK
                               ($.0001 PAR VALUE)

                             ISSUED PURSUANT TO THE

         DEMANDSTAR.COM, INC. 1999 EMPLOYEE INCENTIVE COMPENSATION PLAN

         This Prospectus may be used by certain individuals (named under the caption and hereafter called "Selling Shareholders") in connection with their sales of 1,600,000 shares of common stock, $.0001 par value (the "Common Stock"), of DemandStar.com, Inc. (the "Company" or "DemandStar") issued to them under the DemandStar.com, Inc. 1999 Employee Incentive Compensation Plan, as the same may be amended (the "Plan"). The Company expects that Selling Shareholders who choose to offer and sell their shares will do so from time to time in ordinary market transactions at then-current market prices for shares of Common Stock, or in other transactions at negotiated prices. The Company will pay the expenses of this Prospectus but will receive no part of the proceeds of any such sales.

         The Selling Shareholders might be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions or commissions that they receive, which are not expected to exceed those customary in the types of transactions involved, may be deemed to be underwriting commissions under the Securities Act.

         The Common Stock is traded on the OTC Electronic Bulletin Board under the symbol "DMND." On May 23, 2000, the last reported sale price for the Common Stock was $1.062 per share.


         SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 25, 2000.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.........................................................1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................4
THE COMPANY...................................................................4
RISK FACTORS..................................................................6
USE OF PROCEEDS..............................................................20
SELLING SHAREHOLDERS.........................................................21
PLAN OF DISTRIBUTION.........................................................22
LIMITED LIABILITY AND INDEMNIFICATION........................................23
EXPERTS......................................................................24


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The Company has also filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the Common Stock to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of the document filed as an exhibit to the registration statement.

         You can inspect and copy the registration statement described above, its exhibits, and the reports, proxy statements, and other information that the Company files with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material by mail at prescribed rates from the Commission's Public Reference Section at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access such material at the Commission's home page or the Internet at http:/www.sec.gov.

         The Company will furnish without charge, upon written or oral request, to any person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any information that has been incorporated in this Prospectus by reference. Requests should be directed to Investor Relations, DemandStar.com, Inc., 1551 Sandspur Road, Suite B, Maitland, Florida 32751, telephone number (407) 975-0000.

         This Prospectus is part of a registration statement filed with the Commission by the Company. You should rely only on the information incorporated by reference or provided in this Prospectus and the registration statement. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act or the Securities Act are incorporated herein by reference:

         1. The Company's Registration Statement on Form S-1, File No. 333-93445, declared effective by the Commission on March 27, 2000.

         2. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, File Number 0-28703, declared effective by the Commission on March 27, 2000, and any reports or amendments to the foregoing filed with the Commission for the purpose of updating such descriptions.

         3. The Company's Quarterly Report on Form 10Q for the quarter ended March 31, 2000.

         All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

                                  THE COMPANY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE.

         We are a provider of Internet-based procurement systems for governmental agencies. Our procurement systems enable government agencies to purchase goods and services more efficiently and at lower administrative costs while at the same time providing valuable services to businesses selling to government agencies. By allowing government agencies to become members in our online network for free, we accept the responsibility of distributing various bid requests and associated documents to vendors. This reduces administrative costs of the member agencies. It also increases an agency's efficiency because it no longer has to manage the distribution. The vendors pay a membership fee to get the benefit of "real time" notification of new bid opportunities. Real time notification occurs through either email or fax broadcast, depending on the vendor's choice. The DemandStar system handles all goods and services that agencies acquire through a mandatory bid process. Typically, agencies use a mandatory bid process for procurement of all goods and services above an agency-specific dollar amount that are not an emergency or sole-source procurement item or service, which amount is typically around $5,000, but varies from agency to agency.

         Our services are provided at no cost to participating governmental agencies. Businesses that provide goods and services to agencies are provided the opportunity to register with us as member vendors for an annual fee. These services, which are included in a member vendor's annual fee and provided at no-cost to governmental agencies, include the following:

         o Membership management, which allows the administrator to control which users have access, which users may view and submit bids, and who has administrative control.

         o Notification, by e-mail and/or fax, of bid/request for proposal opportunities to member vendors.

         o Web-enabled database of all procurement information from participating agencies.

         In addition to the services listed above, vendors may request a "hard copy" of bid information. In such case, the vendor is then charged a fee which varies with the complexity of the document requested. DemandStar began offering services to Florida governmental agencies in May 1998. DemandStar now serves over two dozen governmental agencies and over thirty-five hundred vendors, primarily in Florida where we chose to concentrate our initial marketing efforts. Our contracts with our government clients have one to five year terms, of which three-year terms are the most typical and are non-exclusive with respect to the information provided by the government agency. We intend to increase our revenues by selling our existing products and services throughout the United States to governmental agencies at the federal, state and local levels, as well as internationally. We are also developing and intend to deliver new products and services to our constituent governmental agencies and vendors.

         We were formed as "HTE-IOD, Inc.," a Florida corporation, on June 1, 1999. On June 18, 1999, we acquired the business and specified net assets of our predecessor, Information On Demand, Inc., a Florida corporation formed in June 1997. In connection with that acquisition, we changed our name to "Information On Demand, Inc." On December 21, 1999, we changed our name to "DemandStar.com, Inc." Our predecessor initially developed and marketed our "fax-on-demand" system through which it delivered to vendors information on agencies' requests for proposals (bid requests) by facsimile. Shortly thereafter, our predecessor developed an Internet delivery system and commenced marketing that system in June, 1998.

         Our principal executive offices are located at 1551 Sandspur Road, Suite B, Maitland, Florida 32751 and our telephone number is (407) 975-0000.

                                  RISK FACTORS

         IN CONSIDERING MATTERS SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH AND INCORPORATED BY REFERENCE TO THIS PROSPECTUS.

RISKS PARTICULAR TO DEMANDSTAR.COM, INC.

WE ANTICIPATE INCURRING SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE. OUR AUDITORS HAVE QUALIFIED THEIR REPORT ON OUR FINANCIAL STATEMENTS WITH RESPECT TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         As noted in the Report of Independent Certified Public Accountants included in documents incorporated herein by reference, we have experienced significant operating losses and an accumulated deficit which raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. To date, we have not been profitable. We may never be profitable or, if we become profitable, we may be unable to sustain profitability. We have incurred significant losses since inception. Together with our predecessor, we reported a total net loss of $1,409,201 for the year ended December 31, 1999. We expect to continue to incur significant losses for the foreseeable future. As of December 31, 1999, our accumulated deficit was $1,138,842. Our limited operating history makes predicting our future operating results, including operating expenses, difficult. Our revenues may not grow or may not even continue at their current level.

WE RECEIVED A QUALIFIED ACCOUNTANTS' REPORT WHICH INDICATES THERE ARE DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         The report of our independent accountants, in connection with our audited financial statements for the year ended December 31, 1999, contains an explanatory paragraph indicating factors which create doubt about our ability to continue as a going concern. These factors include the fact that DemandStar has generated losses since its inception and has relied on capital contributions and loans from shareholders to fund its operations.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT MAY BE DIFFICULT TO EVALUATE OUR BUSINESS.

         We only have a limited operating history on which to base an evaluation of our business and prospects. You must consider our business in the light of the risks, expenses and problems frequently encountered by companies like us. Before investing in our common stock, you should consider the risks and difficulties we may encounter as an early-stage company in the new and rapidly evolving e-commerce market. These risks include our ability to:

         o  implement our business model;

         o  increase the efficiency and function of our services;

         o  anticipate and adapt to rapid changes in our markets;

         o retain existing customers, attract new customers and maintain customer satisfaction;

         o  introduce enhanced web sites, services, products and alliances; and

         o minimize technical difficulties, system downtime and the effect of Internet brownouts.

         If we do not successfully manage these risks, our business will suffer. We cannot assure you that we will successfully address these risks or that our business strategy will be successful.

WE EXPECT OUR OPERATING EXPENSES TO INCREASE.

         Some of our expenses are fixed, including non-cancelable agreements, equipment leases and real estate leases. If our revenues do not increase, we may not be able to compensate by reducing expenses in a timely manner. In addition, we plan to increase significantly our operating expenses to:

         o  increase our sales and marketing operations;

         o  broaden our customer support capabilities; and

         o  develop new and enhanced products and services.

Expenses may also increase due to the potential impact of goodwill and other charges resulting from completed and future acquisitions.

         Additionally, leading Web sites, browser providers and other Internet distribution channels may begin to charge us to provide access to our products and services. If any of these expenses are not accompanied by increased revenues, our business, financial condition and operating results would be materially adversely affected.

WE MAY BE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY WHICH COULD CAUSE OUR BUSINESS AND OPERATING RESULTS TO SUFFER.

         Our growth rate may increase rapidly in response to the acceptance of our products and services under new or existing government contracts. This growth will place a substantial strain on our limited management, operational and financial resources and systems. To integrate our operations and to manage the growth of our operations will require the development and implementation of our operational and financial systems, procedures and controls and training, and management and expansion of our employee base. We cannot provide any assurance that we will be able to effectively manage the expansion of our operations or that the systems we develop and implement, or procedures or controls that we adopt, will be adequate to support the rapid execution necessary to exploit fully the market opportunity we have identified. If we do not manage our growth effectively, our business and operating results will suffer.

OUR BUSINESS PLAN DEPENDS ON ACCEPTANCE OF OUR SERVICE BY GOVERNMENTAL
AGENCIES.

         In order to expand the number of vendor subscriptions for our service, from which we anticipate deriving more than 85% of our revenue under our business plan, our program must be accepted by governmental agencies. There are various factors which could delay acceptance by or prevent agencies from contracting with us for our service, including:

         o political acceptance of the concept of governmental agencies contracting with third parties to distribute public information, which has been offered traditionally only by the governmental agencies, often without charge;

         o changes to state legislation authorizing government's contracting with third parties to distribute public information;

         o the high cost of implementing and maintaining Internet technology in a budget-constrained environment;

         o the risks associated with moving from older, established technologies to rapidly evolving Internet technologies;

         o  the intense competition for qualified technical personnel;

         o the lengthy and political appropriations process for obtaining funds to acquire and implement new technology; and

         o the concern governmental agencies may have over security and privacy of information they view as part of the public trust.

Delays in the approval process, or failure to obtain such approvals, from government agencies could harm our business, operating results and financial condition.

BECAUSE WE HAVE SERVICE CONTRACTS WITH A LIMITED NUMBER OF GOVERNMENTAL BODIES, THE TERMINATION OF ANY OF THESE CONTRACTS MAY HARM OUR BUSINESS.

         Currently, we have contracts with over two dozen governmental entities. These contracts have terms ranging from one to three years. Contracts are cancelable by either party upon 30 days' notice. The decision by one or more governments not to renew an existing contract or any termination of one or more of these contracts will result in significant revenue shortfalls. Revenue shortfalls would result because vendor agreements are cancelable by either party upon 30 days' notice. DemandStar will notify appropriate vendors if a government terminates or fails to renew an agreement. The vendor could then choose to cancel its vendor agreement. If these revenue shortfalls occur, our business and financial condition would be harmed. We cannot be certain if, when or to what extent governments might fail to renew or terminate any or all of their contracts with us.

WE MAY BE UNABLE TO OBTAIN FUTURE CONTRACTS THROUGH THE REQUEST FOR PROPOSAL PROCESS.

         Once a government decides to utilize our services, it often involves a selection process that operates under special rules that apply to government purchasing. These rules typically require open bidding by possible service providers like us against a list of requirements established by governments under existing or specially-created procedures. To respond successfully to these requests for proposals, we must estimate the time and costs required to establish operations for the proposed client and the likely terms of any other proposals submitted. We also must assemble and submit a large volume of information within the strict time schedule mandated by a request for proposal. Whether or not we are able to respond successfully to requests for proposals in the future will significantly impact our business. We cannot guarantee that we will win any bids in the future through the request for proposal process.

We also cannot guarantee that any winning bids will ultimately result in contracts because after the winning bid is identified, negotiations then occur between the winning party and the agency. Typically, these negotiations are over legal terms and conditions of the agreement, not price or delivery time. We cannot guarantee the success of those negotiations. If negotiations fail, the agency is free to negotiate with other bidders, or restart the request for proposal process. Our business, financial condition and operating results would be harmed if we fail to obtain profitable future contracts through the request for proposal process.

IF DEMAND FOR OUR SINGLE CORE SERVICE WERE TO WEAKEN, OUR BUSINESS AND FINANCIAL CONDITION WOULD BE HARMED.

         We obtain substantially all of our revenues from a single core service. Subscription-based fees charged for access to governmental procurement information accounted for approximately 85% of our revenues for the year ended December 31, 1999, and are expected to continue to account for a significant portion of our revenue in the near future. Regulatory changes or the development of alternative information sources could materially reduce our revenues from this core service.

BECAUSE WE RELY ON A CONTRACTUAL BIDDING PROCESS WHOSE PARAMETERS ARE ESTABLISHED BY GOVERNMENTS, THE LENGTH OF OUR SALES CYCLES IS UNCERTAIN AND CAN LEAD TO REVENUE SHORTFALLS.

         Our having to rely on a bidding process to initiate new projects, the parameters of which are established by governments, results in uncertainty in our sales cycles because the duration and the procedures for each bidding process vary significantly according to each government entity's policies and procedures. The time between the date of initial contact with a government for a bid and the award of the bid may range from as little as 30 days to up to 180 days. The bidding process is subject to factors over which we have little or no control, including:

         o the internal review process by the government agencies for bid acceptance;

         o  changes to the bidding procedure by the government agencies;

         o  changes in government administrations;

         o  the budgetary restrictions of government entities;

         o  the competition generated by the bidding process; and

         o the possibility of cancellation or delay by the government entities.

         Any delay in the bidding process, changes to the bidding practices and policies, the failure to receive the bid or the failure to execute a contract may disrupt our financial results for a particular period and harm our business and financial condition.

OUR CONTRACTS WITH GOVERNMENTAL ENTITIES COULD BE VOIDED.

         Our contracts may be cancelled by either party upon 30 days' notice. Further, our competitors or other third parties could bring lawsuits, seek legislation or in other ways attempt to have our contracts voided by alleging incorrect procurement processes or otherwise protesting our contracts. This would harm our business, results of operations and financial condition.

ENTRANCE OF POTENTIAL COMPETITORS INTO THE MARKETPLACE COULD HARM OUR ABILITY TO MAINTAIN OR IMPROVE OUR POSITION IN THE MARKET.

         We operate in a very competitive business environment. The market for online information services is rapidly evolving and intensely competitive, with few barriers to entry. Many companies exist that provide one or more parts of the products and services we offer. Moreover, government entities providing data to us are not subject to exclusive agreements with us. Thus data included in our products and services also may be included in those of our potential competitors. Many of our existing and potential competitors are national or international in scope, may have greater resources, and may devote a significantly greater amount of resources to development of their products and services than we do. These resources could enable our competitors to initiate price cuts or take other measures in an effort to gain market share. Additionally, in some geographic areas, we may face competition from smaller consulting firms with established reputations and political relationships with potential government clients. There can be no assurances that we will be able to successfully compete with new or existing competitors. If we do not compete effectively or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, our business and financial condition may be harmed.

THE UNPREDICTABILITY OF OUR QUARTER-TO-QUARTER RESULTS MAY HARM THE TRADING PRICE OF OUR COMMON STOCK AND AFFECT OUR LONG-TERM VIABILITY.

         Our future revenues and operating results may vary significantly from quarter to quarter due to a number of factors, any of which may harm our business. Many of these factors are outside our control and include:

         o the commencement, completion or termination of contracts during any particular quarter;

         o the introduction of new electronic government products and services by our competitors;

         o technical difficulties or system downtime affecting the Internet generally or the operation of our electronic government products and services; and

         o general economic and market conditions and economic conditions specific to the Internet and e-commerce.

Because we have a limited operating history, it is difficult to forecast the impact of these factors on our future revenues. Our long-term viability depends on, among other things, a favorable impact of many of these factors on us. Due to the factors noted above, our revenues in a particular quarter may be lower than we anticipate and if we are unable to reduce spending in that quarter, our operating results for that quarter may be harmed. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below your expectations. If this occurs, the price of our common stock may decline.

WE MAY LOSE THE RIGHT TO THE CONTENT DISTRIBUTED BY US, WHICH IS PROVIDED TO US ENTIRELY BY GOVERNMENT ENTITIES.

         We do not own or create the governmental content distributed to our vendors. We do not have an exclusive right to this content. We cannot assure you that these data sources will continue to be available in the future. Government entities could terminate their contracts to provide data. The loss or the unavailability of our data sources in the future, or the loss of our right to distribute some of the data sources, would harm our business, operating results and financial condition.

WE RELY ON THE TIMELINESS AND ACCURACY OF CONTENT PROVIDED TO US BY GOVERNMENT ENTITIES.

         We depend on the governments with which we contract to supply information and data feeds to us on a timely basis to allow businesses and citizens to complete transactions and obtain government information. In addition, we are dependent upon the accuracy and reliability of government computer systems and data collection for the content of our systems. If the information provided to us is not timely, accurate or complete for any reason, our business, operating results and financial condition would be harmed.

WE MAY BE UNABLE TO HIRE, INTEGRATE OR RETAIN QUALIFIED PERSONNEL.

         The recent growth in our business has resulted in an increase in the responsibilities for both existing and new management personnel. The loss of any of our executives or key employees, particularly O. F. Ramos, our Chief Executive Officer and President, Edward Jordan, our Chief Operating Officer, and William Knox North, our Chief Technology Officer, would likely harm our business. We do not currently maintain any key-man life insurance on our executives or key employees.

         In addition, we expect that we will need to hire additional personnel in all areas in 2000. Competition for personnel in the Internet industry is intense. We may not be able to retain our current key employees or attract, integrate or retain other qualified employees in the future. If we do not succeed in attracting new personnel or integrating, retaining and motivating our current personnel, our business could be harmed. In addition, new employees generally require substantial training in the presentation, policies and positioning of our products and services. This training will require substantial resources and management attention.

TO BE SUCCESSFUL, WE MUST DEVELOP AND MARKET COMPREHENSIVE, EFFICIENT, COST-EFFECTIVE AND SECURE ELECTRONIC ACCESS TO PUBLIC INFORMATION AND NEW PRODUCTS AND SERVICES.

         Our success depends in part upon our ability to rapidly establish our own goods and services in all the principal governmental bodies in the United States. In order to increase revenues in the future, we must continue to develop products and services that businesses and citizens will find valuable, and there is no guarantee that we will be able to do so. If we are unable to develop products and services that allow us to attract, retain and expand our current user base, our revenues and future operating results may be harmed. We cannot assure you that the products and services we offer will appeal to a sufficient number of Internet users to generate continued revenue growth.

DEFICIENCIES IN OUR PERFORMANCE UNDER A GOVERNMENT CONTRACT COULD RESULT IN CONTRACT TERMINATION, REPUTATIONAL DAMAGE AND FINANCIAL LIABILITY.

         Each government entity with which we contract has the authority to review our performance. We cannot assure you that a future review will not find any material performance deficiencies that would lead to contract termination and possible liability for subscription refunds. Moreover, the consequent negative publicity could harm our reputation among other governments with which we would like to contract. All of these factors could harm our business, results of operations and financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

         We rely on a combination of nondisclosure and other contractual arrangements with governments, our employees and third parties, and privacy and trade secret laws to protect and limit the distribution of the proprietary applications, documentation and processes we have developed in connection with the electronic government products and services we offer. If we fail to adequately protect our intellectual property rights and proprietary information or if we become involved in litigation relating to our intellectual property rights and proprietary technology, our business could be harmed. Any actions we take may not be adequate to protect our proprietary rights and other companies may develop technologies that are similar or superior to our proprietary technology.

         Additionally, it is possible that in the future we could become subject to claims alleging infringement of third party intellectual property rights. Any claims could subject us to costly litigation, and may require us to pay damages and develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement. Additionally, licenses may not be available on acceptable terms or at all.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS.

         It may be necessary to raise additional capital through further debt and/or equity financings for our operations. If adequate funds are not available on acceptable terms, our ability to continue as a going concern will be adversely affected.

         Further, we subsequently may need to raise additional capital to do the following:

         o support our expansion into other states, cities, municipalities, federal agencies and internationally;

         o  respond to competitive pressures; and

         o acquire complementary businesses or technologies, should such opportunities arise.

         We cannot assure you that such additional funding, if needed, will be available on terms acceptable to us, or at all. If adequate funds are not available on acceptable terms, our ability to develop or enhance our products and services, to take advantage of future opportunities or respond to competitive pressures would be significantly limited. This limitation could harm our business, operating results and financial condition.

OUR INABILITY TO MAINTAIN OR OBTAIN UPGRADES TO THE PRODUCTS AND SERVICES SUPPLIED BY OUR THIRD-PARTY TECHNOLOGY AND SERVICE PROVIDERS MAY CAUSE, AMONG OTHER THINGS, A DECLINE IN THE QUALITY OF SUCH PRODUCTS AND SERVICES.

         Our products and services are made possible by computer software, the Internet and telephony services provided by third parties. Our loss of, or inability to maintain or obtain, upgrades to the technology licenses or hardware systems deployed in our operating infrastructure by us or third parties could result in delays, which would adversely effect our ability to operate our business. This would cause our business and operating results to suffer until equivalent technology could be identified and implemented. If we are unable to maintain satisfactory relationships with third parties who provide services or products necessary to operate our network on acceptable commercial terms, or the quality of products and services provided by these third parties falls below a satisfactory standard, we could experience a disruption in the delivery of products and services, which could have a negative impact on our business and, hence, our business and operating results.

WE MAY BE UNABLE TO INTEGRATE NEW TECHNOLOGIES AND INDUSTRY STANDARDS
EFFECTIVELY.

         Our future success will depend on our ability to enhance and improve the responsiveness, functionality and features of our products and services in accordance with industry standards and to address the increasingly sophisticated technological needs of our customers on a cost-effective and timely basis. Our ability to remain competitive will depend, in part, on our ability to:

         o enhance and improve the responsiveness, functionality and other features of the products and services we offer;

         o  continue to develop our technical expertise;

         o develop and introduce new services, applications and technology to meet changing customer needs and preferences; and

         o influence and respond to emerging industry standards and other technological changes in a timely and cost-effective manner.

         We cannot assure you that we will be successful in responding to the above technological and industry challenges in a timely and cost-effective manner. If we are unable to integrate new technologies and industry standards effectively, our results of operations could be harmed.

WE MAY HAVE DIFFICULTY INTEGRATING BUSINESSES INVOLVING OR GENERATING ACCEPTABLE RETURNS FROM FUTURE ACQUISITIONS OR INVESTMENTS.

         We may in the future make selective acquisitions or strategic investments in complementary businesses, products, services or technologies. If we buy a company, we could have difficulty in integrating and assimilating that company's operations, technologies, products and personnel. In addition, the key personnel of the acquired company may decide not to work for us, leaving us without any experience in a new market. These difficulties could disrupt our ongoing business and distract our management and employees. We may not successfully overcome these and other problems encountered in connection with potential acquisitions or strategic investments. In addition, an acquisition could materially impair our operating results by diluting our shareholders' equity, causing us to incur additional debt or requiring us to amortize acquisition expenses and acquired assets.

RISKS TYPICAL OF THE INTERNET INDUSTRY.

IF THE INTERNET INFRASTRUCTURE FAILS TO DEVELOP OR BE ADEQUATELY MAINTAINED, OUR BUSINESS WOULD BE HARMED BECAUSE USERS MAY NOT BE ABLE TO ACCESS OUR GOVERNMENT PORTALS.

         Our success depends on the increase in Internet usage generally and in particular as a means to access public information electronically. This in part requires the development and maintenance of the Internet infrastructure. If this infrastructure fails to develop or be adequately maintained, our business would be harmed because users may not be able to access our systems. Among other things, this development and maintenance will require a reliable network backbone with the necessary speed, data capacity, security and timely development of complementary products for providing reliable Internet access and services. If our customers cannot access our website because of network failures at or near their location or because of more global failures or even slowdowns in the Internet, our business would be adversely affected because of their perception of a problem at our site. If the failure were at or near our site, our business would be adversely affected. We have not experienced a global failure. Some customers have reported temporary outages of a short duration probably due to their own Internet connections. To date, our Internet connection has not experienced significant disruption.

         The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. If the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face such outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic on our systems. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. If the Internet infrastructure is not adequately developed or maintained, use of our products and services may be reduced.

WE MAY BE HELD LIABLE FOR CONTENT THAT WE OBTAIN FROM THIRD PARTIES, INCLUDING GOVERNMENT AGENCIES.

         Because we aggregate and distribute sometimes private and sensitive public information over the Internet, we may face potential liability for defamation, negligence, invasion of privacy and other claims based on the nature and content of the material that is published on our network. Most of the agreements through which we obtain consent to disseminate this information do not contain indemnity provisions in our favor. These types of claims have been brought, sometimes successfully, against online services and Web sites in the past. In addition, some of the content provided on our network is drawn from data compiled by other parties, including governmental and commercial sources. This data may have errors. If our content is improperly used or we supply incorrect information, it could result in unexpected liability.

CONCERNS OVER TRANSACTIONAL SECURITY MAY HINDER THE GROWTH OF OUR BUSINESS.

         A significant barrier to electronic commerce is the secure transmission of confidential information over public networks. Any breach in our security could expose us to a risk of loss or litigation and possible liability. We rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information. As a result of advances in computer capabilities, new discoveries in the field of cryptography or other developments, a compromise or breach of the algorithms we use to protect customer transaction data may occur. Because we provide information released from various government entities, we may represent an attractive target for security breaches.

         A compromise of our security, whether real or perceived, could severely harm our business. A party who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card information, or cause interruptions or incur direct damage to our business. Also, should hackers obtain sensitive data and information, or create bugs or viruses in an attempt to sabotage the functionality of our products and services, we may receive negative publicity, incur liability to our customers or lose the confidence of the governments with which we contract, any of which may cause the termination or modification of our government contracts.

         We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. However, protection may not be available at a reasonable price or at all. We are not aware of any past or current breaches in our security, nor are we aware of any attempts to breach our security.

GOVERNMENTAL REGULATION OF THE INTERNET MAY RESTRICT THE OPERATION AND GROWTH OF OUR BUSINESS.

         There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address these issues including user privacy, pricing, and the characteristics and quality of products and services. An increase in regulation or the application of existing laws to the Internet could significantly increase our cost of operations and harm our business. For example, the Federal Communications Commission may, in the future, reconsider its ruling that Internet access service is not "telecommunications" and may decide that Internet service providers must pay a percentage of their gross revenues as a "universal service contribution." If the Federal Communications Commission were to require universal service contributions from providers of Internet access or Internet backbone services, our costs of doing business may increase, and we may not be able to recover these costs from our customers. As a result, our business and financial condition could be harmed.

OUR BUSINESS MAY BE AFFECTED NEGATIVELY BY YEAR 2000 ISSUES.

         We cannot assure you that the software systems that we use for systems management, network monitoring, quality assurance, applications and information and transaction processing do not contain undetected errors or defects associated with Year 2000 data functions. Further, we cannot assure you that our network systems acquired from third parties do not contain undetected errors or defects. If any such errors or defects do exist, we may incur material costs to resolve them.

         Because our products and services depend significantly on information provided by and transactions conducted with our government clients, our ability to deliver services and transactions properly to our customers depends on these government clients being Year 2000 ready. We cannot assure you that our government clients are Year 2000 ready. If they are not, their information systems may be disrupted and our ability to provide services and transactions curtailed. Our business, results of operations and financial condition would be harmed as a result.

         In addition, the software and systems of financial institutions, utility companies, Internet access companies, third-party service providers and others outside of our control may not be Year 2000 ready. If these entities are not Year 2000 ready, a systemic failure beyond our control could result, including a prolonged Internet, telecommunications or general electrical failure. This type of failure would make it difficult or impossible to use the Internet or access our network. If a prolonged failure of this type occurs, our business and financial condition would be harmed.

OUR SYSTEMS MAY FAIL OR LIMIT USER TRAFFIC.

         We cannot assure you that during the occurrence of fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events that the modem banks and direct dial-up connections we have to serve as back-up systems will not prevent damage to our systems or cause interruptions to our services. Computer viruses, electronic break-ins or other similar disruptive problems could cause users to stop visiting our network and could cause our clients to terminate agreements with us. If any of these circumstances occurred, our business could be harmed.

         Our systems must accommodate a high volume of traffic and deliver frequently updated information. These systems may experience interruptions due to any failure or delay by government agencies in the transmission or receipt of this information. In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our systems. Many of these providers and operators have experienced significant outages in the past due to system failures unrelated to our systems, holidays and heavy user traffic, and could experience the same outages, delays and other difficulties in the future. Any of these system failures could harm our business, results of operations and financial condition.

RISKS PARTICULAR TO THIS OFFERING.

HTE'S VOTING CONTROL FOR THE FORSEEABLE FUTURE COULD PREVENT A CHANGE OF
CONTROL.

         Our Series A preferred stock and common stock generally vote as one class on all matters presented to shareholders for consideration. On each shareholder vote, our common stock is entitled to one vote and our Series A preferred stock is entitled to vote a percentage of our votes generally ranging from 19.9% to 50%. All outstanding shares of our Series A preferred stock are issued to H.T.E., Inc., a majority shareholder of DemandStar ("HTE"). Thus, as a result of ownership of our capital stock by HTE and by four of our directors who are also directors of HTE, HTE will have effective voting control of DemandStar. As a result, HTE's directors and officers will be able to control the outcome of substantially all matters submitted to our shareholders for approval, including the election of directors and any proposed merger, liquidation, transfer or encumbrance of a substantial portion of its assets, or amendment to our charter to change our authorized capitalization or otherwise. This concentration of voting power may also have the effect of delaying or preventing a change in control of DemandStar even if it would be beneficial to our shareholders. So long as HTE holds all of the outstanding shares of Series A preferred stock, its minimum percentage of voting control will be 19.9%. Assuming 19.9% constitutes effective control, then HTE will always maintain effective control. Further, if any of DemandStar's shareholders, individually or as a voting group, hold 10% or more of DemandStar's outstanding common stock and HTE holds all of the Series A preferred stock, the Series A preferred stock will provide HTE with additional voting power equal to the greater of 19.9% or the voting percentage held by each such 10% shareholder or 10% voting group, plus 10,000 votes. However, that additional voting power cannot exceed 50% after taking into account all of HTE's voting stock.

THE PRESENCE OF INTERLOCKING DIRECTORS AND OFFICERS BETWEEN HTE AND DEMANDSTAR WILL CREATE POTENTIAL CONFLICTS OF INTEREST.

         Some of our directors and officers also are directors, officers or employees of HTE and, in most cases, either own, or hold an option to purchase, equity securities of HTE. As a result, these executive officers have inherent conflicts of interest when making decisions related to transactions between us and HTE. HTE's ability to control matters listed above together with the potential conflicts of interest of its directors and executive officers who also serve as directors and executive officers of DemandStar, could adversely affect the trading price and liquidity of our common stock. These factors could limit the price that investors might be willing to pay for our common stock in the future.

MANAGEMENT PERSONNEL SERVING BOTH HTE AND DEMANDSTAR MAY SUFFER COMPETING CLAIMS ON THEIR TIME WHICH MAY PLACE DEMANDS ON DEMANDSTAR'S RESOURCES.

         Personnel serving as both our officers and key employees and those of HTE have committed to devote varying amounts of their business time to us. Messrs. Gornto and Markey are the only officers of DemandStar who are also officers of HTE. Mr. Gornto devotes all of his business time to HTE and DemandStar, dividing the time equally between the two companies. Mr. Markey spends approximately 1 to 4 days a month of his business time on DemandStar matters and 1 to 2 days a month of his business time on HTE matters. In addition, Susan Falotico, an officer of HTE, currently devotes approximately 70% of her business time to HTE and approximately 30% of her business time to DemandStar; however, in the near future, the amount of business time she will devote to DemandStar is expected to decrease to approximately 10% of her total time. The competing claims upon each officer's time and energies could divert his attention from our affairs, placing additional demands on our resources. The efforts of all or any of these individuals may be insufficient to meet both our needs and those of HTE. If we were deprived of access to key members of our management team or other personnel, or lose access to such services altogether, our business, prospects, results of operations and financial condition could be materially adversely affected.

THE TERMS OF THE HTE-DEMANDSTAR INTERCOMPANY AGREEMENTS WERE NEGOTIATED IN THE CONTEXT OF A PARENT-SUBSIDIARY RELATIONSHIP AND MAY NOT BE ON AS FAVORABLE TERMS AS THIRD-PARTY AGREEMENTS.

         We have entered into intercompany agreements with HTE, including an investment distribution agreement, a tax sharing and indemnity agreement, a services agreement and a registration rights agreement, for the purpose of defining our on-going relationship with HTE following our recent rights offering. We cannot assure you that the terms of these agreements, or the related transactions, will be effected on terms at least as favorable to us as could have been obtained from unaffiliated third parties.

WE MAY HAVE LIABILITIES IF WE ARE DEEMED A MEMBER OF HTE'S CONSOLIDATED TAX
GROUP.

         We may be deemed a member of HTE's consolidated tax group under federal income tax law until the DemandStar securities held by HTE do not constitute either 80% of the voting power or the market value of DemandStar's outstanding stock. Each member of a consolidated group for federal income tax purposes is severally liable for the federal income tax liability of each other member of the consolidated group. Similar rules may apply under state income tax laws. If HTE or members of its consolidated tax group, other than us and our subsidiaries, fail to pay tax liabilities arising prior to the time that we are no longer a member of HTE's consolidated tax group, we could be required to make payments in respect of these tax liabilities. Such payments could materially adversely affect our financial condition.

YOU ARE UNLIKELY TO RECEIVE DIVIDENDS FOR THE FORESEEABLE FUTURE.

         We have not paid dividends on our common stock and we cannot assure you that we will achieve sufficient earnings to pay cash dividends on our common stock in the near future. Further, we intend to retain any future earnings to fund the development and expansion of our operations. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. It is unlikely that an investor in our common stock will derive current income from dividends resulting from ownership of our common stock. This means that your potential for economic gain from ownership of our common stock depends on an appreciation in value of our common stock and will only be realized upon a sale of the stock at a price higher than your purchase price.

IT IS DIFFICULT TO PREDICT WHETHER A MARKET FOR OUR STOCK WILL BE SUSTAINED, AND THE MARKET PRICE OF OUR STOCK WILL LIKELY BE VOLATILE.

         Prior to the closing of our recent rights offering, you could not purchase DemandStar common stock publicly. Our common stock is initially being traded on the NASD OTC Electronic Bulletin Board, or quoted on what is commonly known as the "pink sheets," and there can be no assurance that it will be sustained. As a result, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the price of our common stock.

         We cannot assure you that investors will develop an interest in our common stock so that an active trading market develops or whether it will be sustained. A number of specific factors that may affect the price and liquidity of our securities, include:

         o actual or anticipated fluctuations in our quarterly operating results;

         o  announcements of new contracts or applications;

         o operating results that vary from investors' expectations as to our future financial performance or changes in financial estimates;

         o announcements of technological innovations or new services by us or our competitors;

         o announcements by us or our competitors of significant contracts, acquisitions, joint ventures, capital commitments, the results of the rights offering and the status size of our network;

         o announcements by third parties of significant claims or proceedings against us;

         o  future sales or issuances of equity by us;

         o  change in the status of our intellectual property rights; and

         o the operating and stock price performance of other comparable companies.

         In addition, the stock market in general has experienced extreme price and volume volatility that has especially affected the market prices of securities of many Internet-related companies. Stock prices for Internet-related companies are often influenced by rapidly changing perceptions about the future of the Internet or the results of other Internet or technology companies, rather than specific developments relating to the issuer of that particular stock. If our stock price is volatile, a securities class action may be brought against us. Class action litigation could result in substantial costs and divert our management's attention and resources.

IT MAY BE DIFFICULT FOR INVESTORS TO SELL OUR COMMON STOCK IF OUR COMMON STOCK IS NOT LISTED ON NASDAQ.

         An investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock. Our common stock is currently traded on the OTC Electronic Bulletin Board. If we meet the initial listing criteria, we intend to file an application to Nasdaq for quotation of our common stock on the Nasdaq SmallCap Market or the Nasdaq National Market System. If our application is approved, the continued trading of our common stock on Nasdaq will be conditioned upon DemandStar meeting Nasdaq's criteria for continued listing.

OUR STOCK MAY BE DEEMED "PENNY STOCK" WHICH MAY REDUCE TRADING ACTIVITY IN THE SECONDARY MARKET.

         If the trading market for the common stock that subsequently develops is below $5.00 per share, and the common stock is not quoted on the Nasdaq system, the common stock will be subject to the penny stock rules and purchasers of shares may find it more difficult to sell their shares. Securities deemed "penny stocks" are subject to additional informational requirements in connection with any trades made in the penny stock. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

INVESTORS WILL EXPERIENCE DILUTION UPON THE CONVERSION OF PREFERRED STOCK AND THE EXERCISE OF OPTIONS AND WARRANTS.

         We currently intend to finance a significant amount of the growth in the DemandStar network with shares of our common stock or other securities, cash or a combination of these items. We currently have 100,000,000 authorized shares of common stock. Upon the conclusion of our recent rights offering, we have, as of May 23, 2000, 7,638,280 shares of common stock outstanding. We initially have 4,000,000 shares of common stock reserved for options awarded or to be awarded under DemandStar's 1999 Employee Incentive Compensation Plan. In addition, we have 1,000,000 shares reserved for the exercise of warrants issued to HTE and DemandStar officers and directors, and 750,000 shares reserved for issuance upon the conversion of the Series A preferred stock. We will be able to finance our growth or acquisitions by issuing significant amounts of additional shares of common stock without obtaining shareholder approval of such issuances provided we comply with any applicable Nasdaq rules and regulations. To the extent we use common stock for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing shareholders.

IF THE SHARES OF COMMON STOCK HELD BY HTE ARE DILUTED BELOW 35% OF THE OUTSTANDING, INVESTORS MAY EXPERIENCE FURTHER DILUTION BECAUSE HTE WILL CONTINUE TO BE ENTITLED TO 35% OF THE TOTAL DIVIDENDS PAID TO SHAREHOLDERS AND 35% OF THE TOTAL NET ASSETS DISTRIBUTED UPON LIQUIDATION.

         The Series A preferred stock held by HTE may in the future also result in additional dilution to the common shareholders. If at the time of a common stock dividend the shares of DemandStar common stock owned by HTE have been diluted below 35% of DemandStar's total outstanding shares of common stock as of the record date for the dividend, then so long as all of our Series A preferred stock is owned by HTE, HTE will be entitled to receive a dividend amount, which, when added to the dividends to be received by HTE with respect to its common stock, will equal 35% of the total dividend amount paid to all holders of DemandStar Series A preferred stock and common stock. In the event of a liquidation, if the shares of common stock held by HTE are diluted below 35% of DemandStar's total outstanding shares of common stock, then so long as all of our Series A preferred stock is owned by HTE, HTE will be entitled to receive liquidating distributions which, when added to the liquidating distribution to be received by HTE with respect to its common stock, will constitute 35% of the total net assets distributed to all holders of DemandStar Series A preferred stock and common stock. The 35% figure will be proportionately adjusted if at anytime following the closing of the rights offering HTE sells common stock which reduces its DemandStar common shareholdings below 35% of DemandStar's outstanding common stock.

THE ANTI-TAKEOVER PROVISIONS IN OUR CORPORATE DOCUMENTS MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

         If HTE were ever to lose voting control over us, provisions within our charter and by-laws could make it more difficult for a third party to gain control of us, even if a change in control might be beneficial to our shareholders. This could adversely affect the market price of our common stock. These provisions include, without limitation:

         o the elimination of the right to act by written consent by shareholders other than HTE so long as it holds a controlling interest in us;

         o the elimination of the right to call special meetings of the shareholders by shareholders other than holders of not less than 50% of the votes entitled to be cast at a special meeting;

         o  the creation of a staggered board of directors; and

         o the ability of the board of directors to designate and issue preferred stock without shareholder consent.

                                USE OF PROCEEDS

         This Prospectus relates to shares of Common Stock being offered and sold for the accounts of the Selling Shareholders. The Company will not receive any proceeds from the sale of the Common Stock but will pay all expenses related to the registration of the shares.

                              SELLING SHAREHOLDERS

         The Selling Shareholders whose shares of Common Stock are covered by this Prospectus ("Selling Shareholders") are current officers of the Company. The following table shows the names of the Selling Shareholders and the positions each has held with the Company during the past three years, the number of shares of the Company's Common Stock that each beneficially owns as of May 23, 2000, the number of shares covered by this Prospectus, and the number of shares each Selling Shareholder will hold if he or she sells all of the shares offered by this Prospectus.


                                                      BENEFICIAL
                                                     OWNERSHIP OF           SHARES           SHARES        PERCENT
                                                      SHARES OF         AVAILABLE FOR        OWNED          OWNED
        SELLING               POSITION WITH          COMMON STOCK        SALE IN THE       AFTER THE      AFTER THE
      SHAREHOLDER              THE COMPANY        BEFORE OFFERING(1)     OFFERING(2)      OFFERING(3)     OFFERING
---------------------     -------------------     ------------------    -------------     -----------     --------

O. F. Ramos               Chief Executive             526,924(4)          1,000,000         352,424          4.6%
                          Officer, President
                          and Director

Bernard B. Markey         Charmin of the Board        270,800(5)           100,000          238,300          3.1%
                          and Director

L. A. Gornto, Jr.         Chief Financial             501,700(6)           100,000          469,200          6.0%
                          Officer, Executive
                          Vice President,
                          Secretary and
                          Director

Edward S. Jordan          Chief Operating             250,000(7)           150,000          250,000          3.3%
                          Officer and Vice
                          President

William Knox North        Chief Technology            355,273(8)           150,000          355,273          4.7%
                          Officer and Vice
                          President

Edward A. Moses           Director                    173,333(9)           100,000          140,833          1.8%

------------------------

(1) Includes shares of Common Stock issuable upon exercise of options and warrants that are currently exercisable or will become exercisable within 60 days of May 23, 2000. Options have been granted to the Selling Shareholders which are not currently exercisable or are not exercisable within 60 days of May 23, 2000.

(2) Assumes all shares of Common Stock issuable upon the exercise of options granted under the Plan are sold pursuant to this offering. Selling Shareholders, however, may choose to exercise only a portion or none of their options and may not sell any or all of the shares of Common Stock issued upon exercise of their options. There are currently no agreements, arrangements or understandings with respect to the exercise of any options or the sale of any of the shares received upon such exercise.

(3) The number of shares of Common Stock owned by each person after the offering assumes that such person exercised all of his options and sells all of his shares underlying such options. As of May 23, 2000, approximately 7,638,280 shares were outstanding.

(4) Includes 227,424 restricted shares of Common Stock, 174,500 shares of Common Stock subject to options either currently exercisable or exercisable within 60 days of May 23, 2000, and 125,000 shares of Common Stock issuable upon the exercise of currently exercisable common stock purchase warrants.

(5) Includes 113,300 restricted shares of Common Stock, 32,500 shares of Common Stock subject to options either currently exercisable or exercisable within 60 days of May 23, 2000, and 125,000 shares of Common Stock issuable upon the exercise of currently exercisable common stock purchase warrants.

(6) Includes 344,200 restricted shares of Common Stock, 32,500 shares of Common Stock subject to options either currently exercisable or exercisable within 60 days of May 23, 2000, and 125,000 shares of Common Stock issuable upon the exercise of currently exercisable common stock purchase warrants.

(7) Includes 250,000 restricted shares of Common Stock.

(8) Includes 355,273 restricted shares of Common Stock.

(9) Includes 15,833 restricted shares of Common Stock, 32,500 shares of Common Stock subject to options either currently exercisable or exercisable within 60 days of May 23, 2000, and 125,000 shares of Common Stock issuable upon the exercise of currently exercisable common stock purchase warrants.


                              PLAN OF DISTRIBUTION

         Since the Selling Shareholders may offer all or part of the shares of Common Stock which they may hold upon exercise of options, and since this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares of Common Stock to be offered for sale by the Selling Shareholders.

         The Selling Shareholders may sell or distribute some or all of the shares of Common Stock offered by this Prospectus from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve block transactions) on one or more exchanges, the Nasdaq NMS, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Shareholders, or by other persons acquiring shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act, may be sold under Rule 144 rather than pursuant to this Prospectus.

         The amount of securities sold under this Prospectus by any Selling Shareholder, acting individually or together with other Selling Shareholders, may not exceed, during any three month period, certain volume limitations imposed under Rule 144.

         The Selling Shareholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholders and any other Selling Shareholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the shares.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the Common Stock for a period of five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Shareholders. All of the foregoing may affect the marketing of the Common Stock.

         The Company will pay substantially all of the expenses incident to this offering of the shares by the Selling Shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Shareholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         The Company will receive no portion of the proceeds from the sale of the shares of Common Stock and will bear all expenses related to the registration of this offering of the shares of Common Stock.

                     LIMITED LIABILITY AND INDEMNIFICATION

         Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a derivative proceeding, conscious disregard for the best interest of the corporation or willful misconduct, or
(5) in a non-derivative proceeding, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director of officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as a director, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

         The Amended Articles of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    EXPERTS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig, P.A., 111 N. Orange Avenue, 20th Floor, Orlando, Florida 32801.

         The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods indicated in their report, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant hereby incorporates by reference into this Registration Statement the following documents or portions thereof as indicated:

         1. The Company's Registration Statement on Form S-1, File No. 333-93445, declared effective by the Commission on March 27, 2000.

         2. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, File Number 0-28703, declared effective by the Commission on March 27, 2000, and any reports or amendments to the foregoing filed with the Commission for the purpose of updating such descriptions.

         3. The Company's Quarterly Report on Form 10Q for the quarter ended March 31, 2000.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Incorporated herein by reference from the Company's Registration Statement on Form S-1, File No. 333-93445.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Incorporated herein by reference from the Company's Registration Statement on Form S-1, File No. 333-93445.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         The securities being resold pursuant to the Resale Prospectus contained in this Registration Statement were issued in reliance on the exemption from registration under Rule 701 of the Securities Act.

ITEM 8.  EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION
------   ----------------------------------------------------------------------


  4.1    1999 Employee Incentive Compensation Plan.*

  5.1    Opinion of Greenberg, Traurig, P.A.

 23.1 Consent of Greenberg, Traurig, P.A. (contained in its opinion filed as Exhibit 5.1).

 23.2    Consent of Arthur Andersen LLP.

 24.1    Power of Attorney (included on signature page).

* Previously filed as Exhibit No. 10.1 to Registration Statement of the Registrant on Form S-1, File No. 333-93445.


ITEM 9.  UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and
                          (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maitland, State of Florida on May 25, 2000.

                                          DemandStar.com, Inc.

                                          By: /s/ O. F. Ramos
                                             ----------------------------------
                                                  O. F. Ramos
                                                  President, Chief Executive
                                                  Officer and Director

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Each person in so signing also makes, constitutes and appoints O. F. Ramos and L. A. Gornto, Jr., and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act, any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


       SIGNATURE                                  TITLE                        DATE
       ---------                                  -----                        ----

/s/ O. F. Ramos                Chief Executive Officer, President and       May 25, 2000
--------------------------     Director (Principal Executive Officer)
O. F. Ramos


/s/ Bernard B. Markey          Chairman of the Board and Director           May 25, 2000
--------------------------
Bernard B. Markey


/s/ L. A. Gornto, Jr.          Executive Vice President, Chief Financial    May 25, 2000
--------------------------     Officer, Secretary, General Counsel and
L. A. Gornto, Jr.              Director (Principal Financial Officer)


/s/ Edward S. Jordan           Chief Operating Officer and Vice President   May 25, 2000
--------------------------
Edward S. Jordan


/s/ William Knox North         Chief Technology Officer and Vice            May 25, 2000
--------------------------     President
William Knox North


/s/ Edward A. Moses            Director                                     May 25, 2000
--------------------------
Edward A. Moses

                                 EXHIBIT INDEX


EXHIBIT
NUMBER   DESCRIPTION
------   ----------------------------------------------------------------------


  4.1    1999 Employee Incentive Compensation Plan.*

  5.1    Opinion of Greenberg, Traurig, P.A.

 23.1 Consent of Greenberg, Traurig, P.A. (contained in its opinion filed as Exhibit 5.1).

 23.2    Consent of Arthur Andersen LLP.

 24.1    Power of Attorney (included on signature page).

* Previously filed as Exhibit No. 10.1 to Registration Statement of the Registrant on Form S-1, File No. 333-93445.